Exhibit 10.27

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 3 TO LICENSE AGREEMENT

THIS AMENDMENT NO. 3 TO LICENSE AGREEMENT (“Amendment No. 3”) is made and entered into on November 22, 2022 (the “Amendment Effective Date”), by and between Pyxis Oncology, Inc., a corporation, organized under the laws of Delaware, with its registered office at 150 Cambridgepark Drive, 8th Floor, Suite 2, Cambridge, MA 02140 (hereinafter referred to as “Pyxis”) and Biosion USA, Inc., a Delaware corporation, having an address at 1 Innovation Way, Suite 300, Newark, Delaware 19711 (hereinafter referred to as “Biosion”). Pyxis and Biosion may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS, Pyxis and Biosion entered into that certain License Agreement effective as of March 28, 2022, as further amended by Amendment No. 1 on June 28, 2022, and Amendment No. 2 on July 1, 2022 (collectively, the “Agreement”), pursuant to which Pyxis obtained from Biosion exclusive rights to certain anti-Siglec-15 patents, technology, know-how, and other proprietary materials in the Field in the Licensed Territory (each defined in the Agreement);

WHEREAS, Section 3.4 of the Agreement requires that the Parties enter into a Pharmacovigilance Agreement within [***] after the Effective Date of the Agreement, and Section 3.2.2 of the Agreement requires that Pyxis provide Biosion its development plan for the Development of the Biomarker Test within [***] after the Effective Date of the Agreement (each defined in the Agreement); and

WHEREAS, the Parties wish to extend the time periods in Sections 3.2.2 and 3.4 referenced above, and now desire to memorialize these extensions in this Amendment No. 3.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

1.
Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.
Amendments to the Agreement.
(a)
Section 3.2.2 shall be deleted in its entirety and shall be replaced with the following:

“3.2.2. Licensee will provide Licensor its development plan for Development of the Product within [***] after the Effective Date, and its development plan for the Development of the Biomarker Test within [***] after the Effective Date, to the extent applicable, in the Licensed Territory (the “Licensee Development Plan”). The Parties shall thereafter, through the JSC, discuss the Licensee Development Plan and Licensee shall consider in good faith any comments from Licensor with respect thereto, including with respect to the activities and timelines in the Licensee Development Plan. At least [***] prior to the end of each Calendar Year during the Term when Development activities of Products or the Biomarker Test are ongoing, or from time to time if a material amendment to the Licensee Development Plan is required, Licensee shall provide the JSC an updated version of the Licensee Development Plan.”

(a)
Section 3.4 shall be deleted in entirety and shall be replaced with the following:

“3.4. Complaints; Adverse Event Reporting Procedures. Each Party will maintain a record of any and all complaints it receives with respect to each Product and the Biomarker Test. Each Party will notify the other Party in reasonable detail of any complaint received by it with respect to each Product or the Biomarker Test within sufficient time to allow the other Party to comply with any and all Applicable Law in any jurisdiction in which each Product or the Biomarker Test is being marketed or tested in clinical trials. Licensee will maintain a global adverse event database for each Product and the Biomarker Test, at its cost and expense, and Licensor will have access thereto. Each Party will provide the other Party with all adverse event information and safety data relating to each Product or Biomarker Test in its control within sufficient time to allow the other Party to comply with any and all Applicable Law in any jurisdiction in which each Product or the Biomarker Test is being marketed or tested in clinical trials. Following entry into the Pharmacovigilance Agreement, each Party will report to the other Party the details around any adverse events and serious adverse events relating to each Product or Biomarker Test in its control within the time periods for such reporting as specified in the Pharmacovigilance Agreement. Each Party shall be responsible, at its own expense, for submitting adverse event reports with respect to a Product and the Biomarker Test to the applicable Regulatory Authorities in its respective territory. By the first to occur of the following: (1) [***] after the Effective Date, or (2) [***] before prospective FPFD in any human clinical study by either Party, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to each Product and the Biomarker Test, sufficient to enable each Party to comply with its respective legal and regulatory obligations. The Pharmacovigilance Agreement may supersede the reporting provisions of this Section 3.4.”

3.
Ratification of the Agreement. Except as expressly set forth in Article 2 above, the Agreement shall remain unmodified and in full force and effect. The execution, delivery, and effectiveness of this Amendment No. 3 shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement. In the event of a conflict between the terms of this Amendment No. 3 and the Agreement, the terms of this Amendment No. 3 shall control.

4.
Miscellaneous. This Amendment No. 3, together with the Agreement, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the Parties relating to the subject matter of this Amendment No. 3 and the Agreement.

5.
Counterparts. This Amendment No. 3 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement. Transmission by e-mail or other form of electronic transmission of an executed counterpart of this Amendment No. 3 shall be deemed to constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the Parties hereto, each by a duly authorized representative, have executed this Amendment No. 3 as of the Amendment Effective Date.

Biosion USA, Inc.		Pyxis Oncology, Inc.
By:	/s/ Hugh Davis	By:	/s/ Pam Connealy
Print Name:	Hugh Davis	Print Name:	Pam Connealy
Title:	COO, Biosion Inc, & President, Biosion USA, Inc.	Title:	CFO
Date:	November 22, 2022	Date:	November 28, 2022